FAMOUS DAVE’S OF AMERICA, INC.

12701 Whitewater Drive, Suite 190

Minnetonka, Minnesota 55343

February 2, 2018

Via EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Famous Dave’s of America, Inc.
Registration Statement on Form S-1
File No. 333-221927

Ladies and Gentlemen:

The Company hereby withdraws its acceleration request dated January 31, 2018.

Very truly yours,

FAMOUS DAVE’S OF AMERICA, INC.
/s/ Jeffery Crivello
Jeffery Crivello
Chief Executive Officer